Exhibit 99.1

REGIS ELECTS NEW INDEPENDENT DIRECTOR

MINNEAPOLIS, Minnesota, August 4, 2010 — Regis Corporation (NYSE:RGS) today announced that Joseph L. (“Joel”) Conner, the Chairman and Chief Executive Officer of Bellisio Foods, Inc., a privately held frozen entrée company with exports to 12 countries worldwide and $500 million in annual revenue, has been elected to the Regis Board of Directors.

“Joel comes to the Company with vast experience in marketing consumer-facing brands and leveraging them through innovative partnerships.  We are thrilled to have him join the Regis Board,” said Paul D. Finkelstein, Chairman and Chief Executive Officer.

With the addition of Mr. Conner, six of the Company’s eight directors are independent.  Mr. Conner will stand for re-election at the next annual shareholders meeting.  Thomas L. Gregory, who has served Regis as a director since 1996, will retire and not stand for re-election at the 2010 annual shareholders meeting, thereby returning the Board to seven directors at that time.  “Tom has been an outstanding director over the last 14 years, and the Company has benefited from his commitment to the Regis Board,” said Mr. Finkelstein.  “We very much appreciate all of his efforts.”

Mr. Conner, age 59, has been with Bellisio Foods since it was founded in 1990, and prior to becoming CEO was instrumental in leading the company’s international development and many of its strategic partnerships. Prior to joining Bellisio Foods, Mr. Conner was the co-founder and director of Cornell Associates, which provided financial management and consulting services to the hotel and restaurant industry worldwide. Prior to Cornell, Mr. Conner served as the Chief Marketing Officer for ServiceMaster Industries.

Mr. Conner is a former director of Republic Banks and has been involved in dozens of successful start-up and turnaround companies, both public and private.  He has served on the board of directors or advisory board of numerous organizations in real estate, restaurant management, professional sports, and manufacturing.  Mr. Conner currently serves as the Chairman of the Board of Directors of Students in Free Enterprise (SIFE), where he has served as a Board member for 15 years. Mr. Conner is also a past chairman of Children’s HeartLink and continues to serve on the boards of Page Education Foundation and Change, Inc.

Separately, the Company disclosed that it has received a notice under Article II, Section 8 of its bylaws, from a shareholder that states that it is the beneficial owner of 10,000 shares of the Company’s common stock, notifying the Company of such shareholder’s intention to nominate four nominees for election as directors at the Company’s next annual meeting.  A representative of such shareholder has informed the Company orally that such shareholder has not yet decided whether to proceed with such nominations, but was delivering the notice in order to preserve its option to do so under the Company’s bylaws.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2010, the Company owned, franchised or held ownership interests in over 12,700 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck

Provost and Saint Algue. Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

CONTACTS

REGIS CORPORATION

Mark Fosland, 952-806-1707

Vice President, Finance

Alex Forliti, 952-806-1767

Director, Finance-Investor Relations